First Corporation announces agreement between Gecko Landmarks and Private Trading Systems
Augment due diligence accelerating acquisition of 10% equity stake in Gecko.

LONDON—07/21/11 - First Corporation (OTCBB:FSTC) announces brokering an agreement  between Gecko Landmarks Ltd. and Private Trading Systems PLC to jointly enhance Gecko’s ATLas Advanced Landmark Acquisition System product line. The entire specialist IT team from Private Trading Systems will immediately join the Gecko IT team and report to First Corporation. An advantage to First Corporation, the agreement is intended to augment the Company’s due diligence accelerating the acquisition of their 10% equity stake in Gecko.

AtLAS enables the landmark acquisition process to be carried out reliably without having to visit the actual location. AtLAS, the key software asset of Gecko, was developed in-house, appears to be unique, and is the enabling tool for the rapid acquisition and production of quality landmark data.

Andrew Clarke, CEO First Corporation states “We believe this collaboration, and the combined experience of each party, will accelerate Gecko’s development of its ATLas product line.  First Corp looks forward to regular progress updates in the coming weeks as we proceed to close on our investment.”

First Corporation recently announced a Letter of Intent to acquire an initial 10% equity interest in Gecko. With the gathering of additional due diligence information, the Company intends to conclude the transaction with Gecko as soon as possible thereafter, subject to regulatory requirements.

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements reflect First Corporation's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to complete First Corporation’s planned acquisition, its liquidity position and its ability to obtaining new funding. In the light of these uncertainties the forward-looking events referred to in this release might not occur, and actual events could differ materially from those described in First Corporation’s forward-looking statements.

Contact:
Emerson Gerard Associates
Jerry Jennings
561-881-7318
jerry@emersongerard.com